For Immediate Release

February 14, 2008

First Century Bankshares, Inc.

Reports 2007 Year End Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $434 million financial holding company, announced net income of $4,688,000 for the year ended December 31, 2007. This represents a 4.4% increase from the $4,489,000 earned during the same period in 2006. Increased earnings, combined with the Corporation's stock repurchases during 2007, resulted in net income per diluted share of $2.39 for the year ended December 31, 2007, an increase of 4.8%, from $2.28 per diluted share for the year ended December 31, 2006. Earnings reflect the continuing pressure on the net interest margin as increased cost of funding outpaced increases in interest income. Additionally, during 2007, management continued to implement strategies to increase the assets of the Corporation and leverage its liabilities to enhance shareholder value.

Net income for 2007 produced a return on average equity (ROAE) of 11.79% and a return on average assets (ROAA) of 1.10% compared with 12.07% and 1.12%, respectively, for 2006. Dividends for 2007 increased 4.8% to $1.10 per share from $1.05 per share for the year ended December 31, 2006.

Net interest income, for the year ended December 31, 2007 was $16,373,000, an increase of $192,000, or 1.2%, as compared to $16,181,000 for the year ended December 31, 2006. Net interest margins for the years ended December 31, 2007 and 2006 were 3.83% and 4.02%, respectively.

Noninterest income, exclusive of securities gains and losses, was $4,785,000 for the year ended December 31, 2007 and represented an increase of $35,000, or 0.7%, compared to $4,750,000 for the same period in 2006. Noninterest expense of $13,875,000 for the year ended December 31, 2007 represented a small increase of $79,000, or 0.6%, from $13,796,000 for the same period in 2006. Reductions in personnel and occupancy expenses were offset by increased costs for various other noninterest expenses.

The provision for loan losses was $166,000 for the year ended December 30, 2007. This was an increase of $86,000, or 107.5%, compared to the provision of $80,000 for the same period in 2006.

Net income for the fourth quarter of 2007 amounted to $1,239,000. This represents an increase of approximately 8.7% from the $1,140,000 earned during the same period in 2006. On a per share basis, net income increased 10.3%, to $0.64 per diluted share for the three months ended December 31, 2007, compared to $0.58 per diluted share for the three months ended December 31, 2006.

Net interest income, for the three-month period ended December 31, 2007 was $4,087,000, essentially unchanged from the $4,090,000 for the fourth quarter of 2006. This reflected the effects of stabilizing interest rates for earning assets offset by increases in interest expense for certificates of deposit which continued to reprice from historically low levels. Net interest margins for the three months ended December 31, 2007 and 2006 were 3.78% and 3.96%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,308,000 for the three-month period ended December 31, 2007 and represented an increase of $109,000, or 9.1%, compared to $1,199,000 for the same period in 2006. Noninterest expense of $3,471,000 for the quarter ended December 31, 2007 represented a decrease of $41,000, or 1.2%, from $3,512,000 for the same period in 2006.

Total assets at December 31, 2007 were $433,879,000 as compared to $410,948,000 at December 31, 2006, or an increase of $22,931,000, or 5.6%. The loan portfolio increased 1.5% during this period to $296,946,000 at December 31, 2007, from $292,643,000 at December 31, 2006. The investment portfolio increased approximately $14,222,000, or 16.1%, during this same period, primarily to employ liquidity not used to meet loan demand.

Total deposits increased by $5,400,000 to $362,755,000 at December 31, 2007 from $357,355,000 at December 31, 2006. Noninterest-bearing deposits increased by $453,000, or 1.0%. Interest-bearing deposits increased $4,947,000, or 1.6%, during this same period, further reflecting the Corporation's growth strategy.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets improved from 0.7% at December 31, 2006 to 0.5% at December 31, 2007. Overall, management is pleased with the recent trends in reduced provision for loan losses and nonperforming assets as it demonstrates results from the significant efforts in recent years to enhance underwriting standards and asset quality. However, we continue to monitor our loan portfolio in light of recent declining economic conditions. We did not engage in any of the subprime mortgage practices that have impacted the recent economic downturn, but we continue to monitor any spillover effects this environment may have not only on our mortgage loan portfolio, but also on our commercial customer base.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A. and First Century Financial Services, LLC, and is headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

###